Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2012, relating to the financial statements and financial highlights which appears in the October 31, 2012 Annual Report to Shareholders of PowerShares Actively Managed Exchange-Traded Fund Trust, which are  also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Fund Service Providers,” “Financial Highlights”, “Statement of Additional Information”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 27, 2013